Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Telular Corporation Sixth Amended and Restated Stock Incentive Plan of our reports dated December 11, 2006, with respect to the consolidated financial statements and schedule of Telular Corporation, Telular Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Telular Corporation included in the Annual Report on Form 10-K for the year ended September 30, 2006.

Ernst & Young LLP

Chicago, Illinois
December 11, 2006

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